UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2009

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 9, 2009, Morris Publishing, as borrower, entered into Waiver No. 18 ("Waiver No. 18"), with JPMorgan Chase Bank, N.A. as Administrative Agent under the Credit Agreement dated as of December 14, 2005 (as amended by Amendment No. 1 thereto, Amendment No. 2 and Waiver thereto, Amendment No. 3 thereto, Amendment No. 4 and Waiver No. 2 ("Waiver No. 2") thereto, Waiver No. 3 thereto, Amendment No. 5 and Waiver No. 4 ("Waiver No. 4") thereto, Waiver No. 5 thereto, Waiver No. 6 thereto, Waiver No. 7 thereto, Waiver No. 8 thereto, and Amendment No. 6 and Waiver No. 9 ("Waiver No. 9") thereto, Waiver No. 10 thereto, Waiver No. 11 thereto, Waiver No. 12 thereto, Waiver No. 13 thereto, Waiver No. 14 thereto, Waiver No. 15 thereto, Waiver No. 16 thereto, and Waiver No. 17 thereto, and as otherwise modified and supplemented and in effect immediately prior to the effectiveness of Waiver No. 18, the “Credit Agreement”) between Morris Publishing, Morris Communications Company, LLC (“Morris Communications”), the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent. Additional parties to the Waiver include the subsidiary guarantors of Morris Publishing, Morris Communications, MPG Newspaper Holding, LLC ("MPG Holding"), the parent of Morris Publishing, Shivers Trading & Operating Company, the parent of MPG Holding, and Morris Communications Holding Company, LLC, the parent of Morris Communications. The lenders party to the Credit Agreement are JPMorgan Chase Bank, N.A., The Bank of New York, SunTrust Bank, Wachovia Bank, N.A., Bank of America, N.A., General Electric Capital Corporation, Allied Irish Banks, P.L.C., RBS Citizens, N.A., Comerica Bank, US Bank, National Association, First Tennessee Bank, National Association, Webster Bank, National Association, Keybank National Association, Sumitomo Mitsui Banking Corporation, and Mizuho Corporate Bank, Ltd.

The Credit Agreement includes an event of default if Morris Publishing defaults in the payment when due of any principal or interest due on any other indebtedness having an aggregate principal amount of $5,000,000 or more (such as Morris Publishing’s $278,478,000 of 7% Senior Subordinated Notes due 2013 (the “Notes”)). Morris Publishing failed to pay the $9,746,730 interest payment due February 1, 2009 and the $9,746,730 interest payment due August 3, 2009 on the Notes. Waiver No. 18 waives any defaults that arose from the failure to make such interest payments on the Notes until 5:00 p.m. New York City time on October 16, 2009. However, the waiver will terminate earlier if Amendment No. 13 to the Forbearance Agreement with holders of over 75% of the Notes is terminated or amended prior to such time or upon other defaults.

Waiver No. 18 also waives until October 16, 2009 any event of default that may have occurred when Morris Publishing failed to meet the consolidated cash flow ratio or the consolidated interest coverage ratio under the Credit Agreement for the four (4) quarters ending on June 30, 2009 and September 30, 2009.

In addition, Waiver No. 18 defers the additional fee (added in Waiver No. 13) in the amount of two percent of the commitments of the consenting lenders that had been payable on October 9, 2009, or earlier, upon the termination of the lender's waiver. The fee is now payable on October 16, 2009, or earlier if the waiver is terminated (the "Fee Payment Date"). The amount of this fee would be approximately $ 2.8 million. However, such fee shall not be payable if before the Fee Payment Date the lenders' loans are paid in full, the loans and commitments of the lenders are purchased at par, or a majority of the consenting lenders agree to waive the fee.

Item 8.01	Other Items

On October 9, 2009, Morris Publishing issued a press release announcing that it has obtained an additional waiver from the senior lenders. A copy of Morris Publishing’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release of Morris Publishing Group, LLC, dated October 9, 2009

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2009	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer